Exhibit 5.1
May 30, 2006
Securities and Exchange Commission
450 5th Street, N.W.
Judiciary Plaza
Washington, D.C. 20549

RE:	Dirt Motor Sports, Inc.
Registration Statement on Form SB-2
Ladies and Gentlemen:
          We are acting as counsel for Dirt Motor Sports, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Registration Statement on Form SB-2 (the “Registration Statement”) to be filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), and the rules and regulations promulgated thereunder, relating to 29,168,726 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), which my be offered and sold by the selling stockholders named in the Registration Statement.
          In reaching the conclusions expressed in this opinion, we have examined and relied upon such documents, corporate records, and other instruments, including certificates of public officials and certificates of officers of the Company, and made such further investigation and inquiry as we have deemed necessary to reach the opinions expressed herein. In making the foregoing examinations, we have assumed the genuineness of all signatures on original documents, the authenticity, accuracy, and completeness of all documents submitted to us as originals, and the conformity to original documents of all copies submitted to us.
          Based solely upon the foregoing, subject to the comments and exceptions hereinafter stated, it is our opinion that the Shares have been duly authorized by the Company and (a) those Shares that are currently outstanding have been validly issued, fully paid and are non-assessable, and (b) those Share that are issuable upon conversion of the Company’s Series D Convertible Preferred Stock or upon exercise of the warrants held by the selling stockholders as described in the Registration Statement, when issued by the Company upon conversion of such preferred stock and upon exercise of such warrants in accordance with the terms and provisions of thereof, such Shares will be validly issued, fully paid and non-assessable.
          We express no opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware and the federal laws of the United States of America, in each case as in effect on the date hereof.

May 30, 2006

          We hereby consent to the use of this opinion as an Exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,
/s/ Jackson Walker L.L.P.

JACKSON WALKER L.L.P.